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                                                 EXHIBIT 3.7
                  CERTIFICATE OF INCORPORATION

                               OF

              FINGER LAKES PACKAGING COMPANY, INC.

                    Under Section 402 of the
                    Business Corporation Law


          1.   The name of the corporation shall be

               FINGER LAKES PACKAGING COMPANY, INC.

          2. The purpose for which the corporation is to be formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained from such state official, department, board, agency or other body.

          3. The office of the corporation shall be located in the County of Monroe, State of New York.

          4. The aggregate number of shares which the corporation shall have authority to issue is 200, all of which shall be common shares without par value.

          5. The Secretary of State is hereby designated as the agent of the corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him is:

               c/o Curtice-Burns, Inc.
               P.O. Box 681
               Rochester, New York 14603.